EXHIBIT 4.1


          CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND LIMITATIONS
                                     OF

              SERIES A CONVERTIBLE PREFERRED STOCK, $0.01 PAR VALUE
                                     OF

                       RAMTRON INTERNATIONAL CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of
Delaware

RAMTRON INTERNATIONAL CORPORATION (hereafter called the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

THAT, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, and pursuant to the providing Section 151 of the Delaware Corporation Law, said Board of Directors, by unanimous written consent dated February 10, 1998, duly adopted a resolution providing for the issuance of a series of 29,000 shares of the Series A Convertible Preferred Stock, $0.01 Par Value, which resolution is a follows:

RESOLVED that there shall be a series of shares of the Preferred Stock of the Corporation designated "Series A Convertible Preferred Stock"; that the number of authorized shares of such series shall be 29,000 and that the rights and preferences of such series (the "Series A Preferred") and the limitations or restrictions thereon, shall be as follows:

1.  Dividends.

   (a) The holders of the Series A Preferred shall be entitled to receive cumulative dividends at the rate of $60.00 per share per annum, payable in shares of Series A Preferred Stock valued at $1,000 per share, when and as declared by the Board of Directors. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not declared. Dividends not theretofore paid shall be paid upon conversion of any shares of the Series A Preferred and shares of Series A Preferred issued in payment of such dividends shall be simultaneously converted into Common Stock together with the shares on which such dividends have accrued.

2.  Liquidation Preference.

   (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock or any other class or series of shares except any class or series which is entitled to priority over the Series A Preferred, the amount of $1,000 per share plus any accrued but unpaid dividends plus any amounts accrued but unpaid under Section 1.4(b)(iv) of the Preferred Stock Investment Agreement under which shares of the Series A Preferred were originally issued (the "Liquidation Preference").

   (b) Subject to the last sentence of this Section, a consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall, at the option of the holders of the Series A Preferred, be deemed a liquidation, dissolution or winding up within the meaning of this Section 2 if the shares of stock of the Corporation (along with all derivative securities) outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquirer of the Corporation's assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the Series A Preferred at any time within thirty calendar days after written notice of the essential terms of such transaction shall have been given to the holders of the Series A Preferred as provided in
Section 5 hereof. Such notice shall be given by the Corporation immediately following determination of such essential terms. If such option is exercised, the holders of the Series A Preferred shall be entitled to receive, in cash, immediately upon the occurrence of such transaction, an amount per share equal to the Liquidation Preference. This Section shall not apply to a business combination in which substantially all the Common Stock of the Corporation is converted into or exchanged for voting common stock of the corporation surviving such business combination, if (i) such common stock of the surviving corporation is listed and traded on the NASDAQ National Market or the New York Stock Exchange, and (ii) the Board of Directors of the Corporation determines in good faith that the conversion rights and other rights and preferences of the Series A Preferred are preserved and not rendered of less value by the terms of such business combination.

3.  Mandatory Conversion.

On the fifth anniversary of the date of issuance, all then outstanding shares of Series A Preferred including any accrued dividends thereon shall be automatically converted into Common Stock at the Conversion Price on such anniversary date and otherwise pursuant to the applicable provisions set forth in Section 4 hereof.

4. Conversion. The holders of the Series A Preferred shall have optional conversion rights as follows:

   (a) Accrual of Conversion Rights. The Conversion Period shall commence 3 calendar months after the date of issuance, or (if earlier) the date that a Registration Statement covering resale of the underlying shares of Common Stock has been declared effective by the Securities and Exchange Commission, and shall continue thereafter for the life of the issue. Each holder of record of Series A Preferred shares on the date of commencement of the Conversion Period (an "Original Holder") shall be entitled to convert in any calendar month the following percentage of the Series A Preferred shares held by such holder on the date of commencement of the Conversion Period, on a cumulative basis following commencement of the Conversion Period. The percentage for each calendar month will be determined based on the highest of the daily low trading prices of the Common Stock during such month, as follows:

       Highest of daily low trading            Percentage convertible
          prices during month                     during such month
       ----------------------------            ----------------------
             $7.00 to less                                20.0%
             $7.01 to $7.50                               25.0%
             $7.51 to $8.00                               30.0%
             $8.01 to $8.50                               35.0%
             $8.51 to $9.00                               40.0%
             $9.01 to $9.50                               45.0%
             $9.51 or more                                50.0%

The number of shares which may be converted in any calendar month shall be the number determined as above provided plus the number which might have been but were not converted during earlier calendar months. In the case of transfers of shares by an Original Holder the Corporation shall make such notations on its stock ownership records and on the certificates for shares issued upon transfer so as to reflect the portion (if any) of the transferred shares which have become convertible pursuant to this provision, or the Corporation may at its election issue certificates representing the Series A Preferred shares in such form, or with such annotations, as to reflect the time or times at which the shares represented by such certificates will become convertible.

   (b) Removal of Limitations. The limitations set forth in Section 4(a) hereof, with respect to the percentage of Series A Preferred shares which may be converted during certain time periods, shall terminate and all the Series A Preferred shares shall thereafter be fully convertible if any of the following events or conditions shall occur or exist: (i) an event described in Section 2(b) hereof (subject to the exclusion in the last sentence of such Section) shall occur, whether or not the holders of Series A Preferred deem such event to be a liquidation; (ii) proceedings for relief under any bankruptcy or similar law for the relief of debtors are instituted by or against the Corporation or any of its significant subsidiaries and, if instituted against the Corporation or such subsidiary, are consented to or not dismissed within 30 days; (iii) the independent auditors of the Corporation shall fail or be unwilling to express within 90 days after the end of the Corporation's fiscal year a customary opinion on the financial statements of the Corporation, or shall express such opinion subject to a "going concern" qualification; (iv) the Common Stock of the Corporation shall cease to be listed on either the NASDAQ National Market or the New York Stock Exchange; or (v) there shall be a material breach by the Corporation of any of its obligations hereunder or under the Preferred Stock Investment Agreements pursuant to which the Series A Preferred was originally issued, which breach has a material adverse effect on the holders of Series A Preferred.

   (c) Right to Convert. At and after the time it has become convertible, each share of Series A Preferred shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the liquidation preference of the Series A Preferred share determined pursuant to Section 2(a) hereof on the date the notice of conversion is given, by (ii) the Conversion Price determined as hereinafter provided in effect on said date, provided however, that a share of Series A Preferred shall not be converted into Common Stock if following such conversion the holder thereof together with affiliates of such holder would be the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of the Common Stock of the Corporation. A share which may not be converted because of the foregoing "provided however" clause will thereafter be convertible by any holder (including the original holder) if at the time such share is submitted for conversion the "provided however" clause is inapplicable.

   (d) Mechanics of Conversion. To convert shares of Series A Preferred into shares of Common Stock, the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation. The Corporation shall, immediately upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, and a certificate representing the shares of Series A Preferred not so converted, if any. The Corporation shall effect such issuance immediately and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within three trading days after the receipt of such notice.
Notice of conversion may be given by a holder at any time of day up to 5:00 p.m. Los Angeles time, and such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given (the "Conversion Date"). The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on the Conversion Date.

   (e)  Determination of Conversion Price.

        (i) Until the last day of the sixth full calendar month after the Closing, the Conversion Price shall be $10.00. Thereafter, subject to the provisions of subsection (e)(iii) of this Section, on any Conversion Date, the Conversion Price shall be the lowest trading price of the Common Stock for the 22 consecutive trading days ending with the trading day prior to the Conversion Date, reduced by the Applicable Percentage (as defined below) in effect on the Conversion Date.

        (ii)  The Applicable Percentage shall be as follows:

              7.0%   starting on the first day of the
                     seventh (7th) calendar month after Closing.
              8.0%   starting on the first day of the
                     eighth (8th) calendar month after Closing.
              9.0%   starting on the first day of the
                     ninth (9th) calendar month after Closing.
             10.0%   starting on the first day of the
                     tenth (10th) calendar month after Closing.
             11.0%   starting on the first day of the
                     eleventh (11th) calendar month after Closing.
             12.0%   starting on the first day of the
                     twelfth (12th) calendar month after Closing.
             13.0%   starting on the first day of the
                     thirteenth (13th) calendar month after Closing.
             14.0%   starting on the first day of the
                     fourteenth (14th) calendar month after Closing.
             15.0%   starting on the first day of the
                     fifteenth (15th) calendar month after Closing, and thereafter

        (iii) The Maximum Conversion Price ("Conversion Cap") shall be the lesser of (i) 85% of the average of the daily low trade prices of the Common Stock for the fifteenth calendar month after the Closing, (ii) 85% of the average of the daily low trade prices of the Common Stock for the twenty-first calendar month after the Closing, or (iii) 85% of the average of the daily low trade prices of the Common Stock for the twenty-seventh calendar month after the Closing. The provisions of clauses (i), (ii) and (iii) of the foregoing sentence shall become effective at the end of the fifteenth, twenty-first and twenty-seventh calendar months following the Closing, respectively.

        (iv) The terms "low trading price" and "last sale price" of the Common Stock on any day shall mean, respectively, (A) the lowest reported sale price and the last reported sale price of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the lowest reported sale price and the last reported sale price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the lowest bid price and the last bid price for the Common Stock as reported by National Quotation Bureau Incorporated. If none of the foregoing provisions are applicable, the "low trading price" and "last sale price" of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc., selected by the Board of Directors of the Corporation. The term "trading day" means (x) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (y) if the Common Stock is not listed on a stock exchange but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or
(z) if the foregoing provisions are inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated. The term "trading day" shall not include any day that the New York Stock Exchange closes for at least one hour because of the "Circuit Breakers" pursuant to Rule 80A or 80B. The "closing price" of the Common Stock on any day means the "last sale price" as defined above. The term "lowest trading price" of the Common Stock for a period of several trading days means the lowest of the low trading prices for each of such trading days.

        (v) In the event that during any period of consecutive trading days provided for herein, the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price and the Conversion Cap shall be proportionately decreased or increased, as appropriate, to give effect to such event, and like adjustment shall be made in any price per share specified in dollars in Section 4(a) or elsewhere herein.

   (f) Green Floor. If at any time the Conversion Price falls below a price designated by the Corporation upon 30 calendar days prior notice given to the holders of the Series A Preferred (the "Green Floor Price") the Corporation may at its option, exercised by written notice ("Cash Conversion Notice") given to the holders of the Series A Preferred twenty calendar days prior to the effective date specified in such Notice (the "Effective Date") honor any conversion request otherwise properly made, if at a Conversion Price lower than the Green Floor Price then in effect, by a cash payment in lieu of the issuance of Common Stock in an amount equal to the proceeds which would otherwise have been received by the holder if conversion were in fact made into Common Stock and such Common Stock were sold at the high trading price on the Conversion Date (the "Cash Conversion Amount"). A Cash Conversion
Notice shall constitute a representation and warranty by the Corporation that it has funds available in cash or cash equivalents to pay the Cash Conversion Amount (computed on the basis of the Green Floor Price then in effect) upon conversion of all the Series A Preferred shares eligible for conversion at that time, and that such funds will be set aside and maintained for the exclusive purpose of satisfying the Corporation's Cash Conversion obligations. The Cash Conversion Notice shall expressly confirm such representation and warranty. If thereafter there is a change in the availability of such funds, the Cash Conversion Notice shall automatically and immediately be cancelled and the Corporation shall immediately give notice thereof to the holders of the Series A Preferred. The Cash Conversion Notice may specify an expiration date of such Notice, or may specify that the Corporation may terminate the Cash Conversion Notice by further twenty day notice to the holders of Series A Preferred that the Cash Conversion Notice will not be in effect after a specified date. The Corporation may re-establish the Green Floor Price, at its option, not more frequently than once each month, by giving 30 days prior notice to the holders of the Series A Preferred. If notice of conversion shall be given by a holder of Series A Preferred shares on a date that a Cash Conversion Notice is in effect, the Corporation shall within 48 hours following surrender of the share certificate as provided in Section 4(d) hereof make payment of the Cash Conversion Amount to such holder by wire transfer of immediately available funds in U.S. dollars pursuant to such wire transfer instructions as may have been given by such holder, or otherwise by mailing by certified mail a bank cashier's or certified check for the Cash Conversion Amount to the record address of such holder. If the Corporation fails to make payment of the Cash Conversion Amount to any holder entitled thereto in the manner and within the time specified above, time being of the essence, such holder shall be entitled to receive from the Corporation in cash an amount equal to 3% of the Cash Conversion Amount as compensation to such holder for such failure on the part of the Corporation, and such holder shall be entitled to the immediate return of the stock certificate or certificates representing the Series A Preferred shares submitted by such holder for Cash Conversion. Then and thereafter (whether or not such certificate or certificates have been returned) such holder shall have the right to convert his Series A Preferred shares into Common Stock of the Corporation without regard to the provisions of this subsection (f). A Cash Conversion Notice shall cease to be effective if the Corporation fails to make payment of the Cash Conversion Amount to any holder entitled thereto in the manner and within the time specified above, time being of the essence, and the Corporation may not thereafter give a Cash Conversion Notice. The number of shares that a holder is entitled to convert, determined pursuant to subsections (a) and (b) of this Section 4, shall not be affected by the giving or effectiveness of a Cash Conversion Notice. Any Cash Conversion Notice shall be given as provided in Section 5 hereof.

   (g) Distributions. In the event the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries or other property, other than cash dividends from earnings, then in each such event provision shall be made so that the holders of Series A Preferred shall receive, upon the conversion thereof, the securities or other property which they would have received had they been the owners on the date of such event of the number of shares of Common Stock issuable to them upon conversion.

   (h) Certificates as to Adjustments. Upon the occurrence of any adjustments or readjustment of the Conversion Price pursuant to Section 4(e)(v) or Section 4(m) hereof, or any provision for distribution pursuant to
Section 4(g) hereof, or any adjustment of the cash per-share prices specified herein, the Corporation at its expense shall promptly compute such adjustment, readjustment or provision in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred a certificate setting forth such adjustment, readjustment or provision and showing in detail the facts upon which such adjustment, readjustment or provision is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred with respect to each share of Common Stock received upon such conversion. If any holder disputes the computation of such adjustment or provision the Corporation shall cause independent public accountants selected by the Corporation to verify and, if necessary, correct such computation.

   (i) Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall give notice to each holder of Series A Preferred at least 10 days prior to such date specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

   (j) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

   (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval as promptly as practicable.

   (l) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

   (m) Reorganization or Merger. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, and the holders of Series A Preferred do not elect to treat such transaction as a liquidation, dissolution or winding up as provided in Section 2, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of Series A Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series A Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series A Preferred. The Corporation shall have no obligation to obtain the prior consent of the holders of the Series A Preferred, individually or as a class, except as expressly provided herein or as provided by applicable law.

5. Notices. Any notice to be given to the holders of the Series A Preferred shall be (i) mailed by first class mail postage prepaid to each holder of Series A Preferred at the address shown on the records of the Corporation for such holder, (ii) transmitted by telecopy or facsimile transmission to any holder which has supplied a telecopy or facsimile address to the Corporation, and (iii) unless receipted for by telecopy or facsimile on the date such notice is given, shall be transmitted by an overnight delivery service or courier service for delivery at the address shown on the records of the Corporation for such holder on the first business day following the date such notice is given, or if delivery in one business day to such address cannot be effected by such delivery service, then on the earliest day on which such delivery can be made.

6. Other Provisions. For all purposes of this Resolution, the term "date of issuance" or "closing" shall mean the day on which shares of the Series A Preferred are first issued by the Corporation, and the terms "trading price," "low trading price," "closing price," "last trade price," and "trading days" shall have the meanings given them in Section 4(e) hereof.
Any provision herein which conflicts with or violates any applicable usury law shall be deemed modified to the extent necessary to avoid such conflict or violation.

7. Restrictions and Limitations. The Corporation shall not undertake the following actions without the consent of the holders of a majority of the Series A Preferred: (i) modify its Certificate of Incorporation or Bylaws so as to amend or change any of the rights, preferences, or privileges of the Series A Preferred, (ii) authorize or issue any other equity security senior to or ranking on parity with the Series A Preferred, or (iii) pay any dividends in cash or property on, or purchase or otherwise acquire for value, any Common Stock purchase or other equity security of the Corporation either junior to or on a parity with the Series A Preferred except from current or retained earnings or from the net proceeds of sale of equity securities, except for purchases of Common Stock from terminating or retiring employees pursuant to the terms of employee benefit plans in an aggregate amount not greater than $1 million.

8. Voting Rights. Except as provided herein or as provided for by law, the Series A Preferred shall have no voting rights.

9. Attorneys' Fees. Any holder of Series A Preferred shall be entitled to recover from the Corporation reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder, if such holder is the prevailing party in an action or proceeding to compel such enforcement.

10. Limitation on Number of Conversion Shares. The Corporation shall not be obligated to issue, in the aggregate, more than 7,420,000 shares of Common Stock as presently constituted (the "NASD Cap") upon conversion of the Series A Preferred, if issuance of a larger number of shares would constitute a breach of the Rules of NASD. Subject to the obligation to effect certain redemptions pursuant to the last four sentences of this Section, if further issuances of shares of Common Stock upon conversion of the Series A Preferred would constitute a breach of the NASD Rules (i.e., all of the shares permitted to be issued under the NASD Cap shall have been so issued), then so long thereafter as such limitation shall continue to be applicable and any shares of Series A Preferred are submitted for conversion such shares shall receive in cash an amount equal to the Cash Conversion Amount determined as provided in Section 4(f) hereof, in lieu of the Common Stock which such shares would otherwise be entitled to receive upon conversion. Payment of the Cash Conversion Amount shall be made no later than as specified in Section 4(f) and shall bear daily interest thereafter at the rate of one-tenth of one percent per day until paid. The NASD Cap shall be proportionately and equitably adjusted in the event of stock splits, stock dividends, reverse stock splits, reclassifications or other such events, in such manner as the Board of Directors of the Corporation shall reasonably determine. If (A) the Corporation is unable to obtain shareholder approval concerning the issuance of shares of Common Stock upon conversion of the Series A Preferred at a meeting of shareholders of the Corporation held not later than June 30, 1998, then (B) the Corporation shall immediately redeem, at a "Special Redemption Price" equal to 110% of the liquidation preference of such shares, the smallest number of Shares which is sufficient, in the Corporation's reasonable judgment, such that following such redemption, conversion of the remaining shares of Series A Preferred would not constitute a breach of the Corporation's obligations under the NASD Rules. Any redemption effected pursuant to the preceding sentence shall require 15 days notice and the Redemption Date shall be not more than 15 days after the date specified in Clause A of the preceding sentence. Such redemption shall be made pro-rata. If there shall be a default in payment of the Special Redemption Price, the amount so payable shall bear daily interest from and after the Redemption Date at the rate of one-twentieth of one percent per day until paid.

IN WITNESS WHEREOF, Ramtron International Corporation has caused this Certificate to be executed by its Chairman of the Board and by its Executive Vice President, Chief Financial Officer and Secretary, this 12th day of February 1998.


/S/ L. David Sikes
-------------------------
L. David Sikes
Chairman of the Board


/S/ Richard L. Mohr
-------------------------
Richard L. Mohr
Executive Vice President,
Chief Financial Officer and Secretary